Exhibit 99.1

Lightwave Logic Completes a Formal Research and Device Development Agreement with City University of New York (CUNY)

March 29, 2011

Agreement Struck to Proceed with Advanced Non-Linear Device Development including an All-Optical Transistor

NEWARK, Del., March 29, 2011 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it has entered into a formal agreement with City University of New York (CUNY)  to develop advanced non-linear all-optical devices utilizing Lightwave's advanced Perkinamine NR™ materials platform.

Jim Marcelli, Chief Executive Officer of Lightwave Logic said, "We are very happy to formalize our collaboration with Vinod Menon's photonics research group at CUNY, which we anticipate will yield many useful devices utilizing our Perkinamine NR™ chromophores.

The combination of our materials expertise with the device capabilities of CUNY is an outstanding opportunity for our company and CUNY.  It is a win-win situation for our shareholders and it exemplifies what we have previously referred to as a force-multiplier because it leverages our capabilities without massive amounts of invested capital."

Dave Eaton, the company's Chief Technology Officer stated, "Beginning with the recently announced fabrication of our first-ever all-optical slot wave guide, we hope to explore and exploit the power of our next generation Perkinamine NR™ materials platform for advanced all-optical applications in telecom and optical computing."

Vinod Menon, Associate Professor of Physics and head of the Laboratory for Nano and Micro Photonics (LaNMP) commented, "We are very excited to work with Dave Eaton and the Lightwave Logic team.  The thermal stability of Perkinamine NR™ chromophores together with their high non-linear effect makes the material a logical choice for inclusion into optical devices of all kinds and makes possible the eventual development of an optical transistor."

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

The CUNY Photonics Initiative

The CUNY Photonics Initiative has developed technology to fabricate high index contrast slot waveguides using organic composites of inorganic nanoparticles.  These devices take advantage of the high index contrast to concentrate optical power into the composite materials of the waveguide itself, thus enhancing the non-linear optical response.  Professor Menon's group has exploited this effect to build optical devices with specific optical responses such as lasing, optical switching, optical amplification and others.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.